Exhibit 1.2

ALCOA INC.

Debt Securities and

Warrants to Purchase

Debt Securities

Terms Agreement

April 13, 2011

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Attn.: Chief Financial Officer

Ladies and Gentlemen:

On behalf of the several underwriters named in Schedule I hereto (the “Underwriters”) and for their respective accounts, we offer to purchase, severally and not jointly, on the basis of the representations, warranties and agreements contained in the underwriting agreement, dated the date hereof, relating to your Debt Securities and Warrants to Purchase Debt Securities, the form of which was incorporated as an exhibit to your Registration Statement on Form S-3ASR (No. 333-172327) (the “Underwriting Agreement”), but subject to the terms and conditions set forth therein modified as set forth below (the provisions of which Underwriting Agreement, as amended, are herein incorporated by reference in their entirety and deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein), the respective principal amounts of Debt Securities set forth in Schedule I hereto (the “Securities”), on the following terms:

I.	Title:	5.40% Notes due 2021 (the “Notes”)

	Principal Amount:	$1,250,000,000

	Interest:	5.400% per annum, from April 21, 2011, payable semiannually on April 15 and October 15 of each year, commencing October 15, 2011 to the persons in whose names the Notes are registered at the close of business on April 1 or October 1, as the case may be, next preceding such interest date.

	Maturity:	April 15, 2021.

Optional Redemption:	The Notes will be redeemable in whole or in part, at the option of the Company at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes. Prior to January 15, 2021 (three months prior to the maturity date of the Notes), the Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes to be redeemed, plus accrued interest, if any, to the redemption date, or (ii) the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points plus accrued interest to the date of the redemption which has not been paid.

At any time on or after January 15, 2021 (the date that is three months prior to the maturity date of the Notes), the Notes will be redeemable, in whole or in part, at any time or from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to the date of redemption which has not been paid.

Sinking Fund:	None.

Delayed Delivery Contracts:	None.

Purchase Price:	99.398% of the principal amount, plus accrued interest, if any, from April 21, 2011.

Expected Reoffering Price:	99.848% of the principal amount, plus accrued interest, if any, from April 21, 2011, subject to change by the undersigned.

Closing:	9:30 A.M. on April 21, 2011 at Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019; purchase price payable by electronic transfer of immediately available funds.

Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the Securities, directly or indirectly, or distribute the Prospectus Supplement or Prospectus or any other offering material relating to the Securities, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on the Company except as set forth in this Underwriting Agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Securities to the public in that Relevant Member State at any time:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this representation, the expression an “offer of the Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

(a) (i) it is a qualified investor within the meaning of Section 86(7) of the Financial Services and Markets Act 2000 (the “FSMA”), and (ii) it has not offered or sold and will not offer or sell any of the Securities to persons in the United Kingdom except to persons who are qualified investors within the meaning of Section 86(7) of the FSMA or otherwise in circumstances which do not require a prospectus to be made available to the public in the United Kingdom within the meaning of Section 85(1) of the FSMA;

(b) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which section 21(1) of FSMA does not apply to the Company; and

(c) has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule I hereto.

It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by the Underwriters listed in Schedule I hereto by the aggregate principal amount to be purchased by such additional Underwriters.

The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Securities that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this agreement.

The provisions of the Underwriting Agreement are incorporated herein by reference. The Company also represents that the financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.

Time of Sale Information shall include the Preliminary Prospectus Supplement dated April 13, 2011 and accompanying prospectus dated February 18, 2011 (together the “Preliminary Prospectus”), as filed by the Company pursuant to Rule 424(b)(3) under the Act. The Final Term Sheet dated April 13, 2011, as filed pursuant to Rule 433 under the Act and attached hereto as Exhibit A, shall be an approved Issuer Free Writing Prospectus and shall constitute part of the Time of Sale Information.

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Maria Sramek
Name: Maria Sramek
Title: Executive Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Acting on behalf of themselves and as Representatives of the Several Underwriters set forth in Schedule I

Accepted and Agreed as of the date first written above: ALCOA INC.

By:	/s/ Peter Hong
Name: Peter Hong
Title: Vice President and Treasurer

SCHEDULE I

Underwriters	Principal Amount of Notes

Bookrunners
Citigroup Global Markets Inc.	$175,000,000
J.P. Morgan Securities LLC	$250,000,000
Morgan Stanley & Co. Incorporated	$175,000,000
Credit Suisse Securities (USA) LLC	$100,000,000
RBS Securities Inc.	$100,000,000
Co-Managers
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$37,500,000
Barclays Capital Inc.	$37,500,000
BNP Paribas Securities Corp.	$37,500,000
Deutsche Bank Securities Inc.	$37,500,000
Mitsubishi UFJ Securities (USA), Inc.	$37,500,000
ANZ Securities, Inc.	$31,250,000
Banco Bilbao Vizcaya Argentaria, S.A.	$31,250,000
BMO Capital Markets Corp.	$31,250,000
BNY Mellon Capital Markets, LLC	$31,250,000
Goldman, Sachs & Co.	$31,250,000
UBS Securities LLC	$31,250,000
Commerz Markets LLC	$12,500,000
Banca IMI S.p.A.	$12,500,000
SMBC Nikko Capital Markets Limited	$12,500,000
SG Americas Securities, LLC	$12,500,000
U.S. Bancorp Investments, Inc.	$12,500,000
The Williams Capital Group, L.P.	$12,500,000

Total	$1,250,000,000